Exhibit 10.20

Rider to the Employment Contract of July 20, 2006

between

Coty S.A.S

hereinafter: the “Company”

represented by Anne Simorre, Human Resources Director.

and

Mr Jean MORTIER

10 bis, avenue de la Grande Armée

75 017 PARIS

FRANCE

hereinafter the “Employee”

Given the condition governing the performance of the Employee duties and considering the business international growth of the Company, the Employee is expected to travel outside France frequently for assignments which may last several days or several weeks.

Given the importance of the travel required by the responsibilities of the Employee which extends beyond the usual frequency of travel for such position, and considering the specific constraints associated with such travels, the Employee is entitled, in addition to his annual base compensation established at Euros 420’000 to an allowance for travel to foreign countries, known as an expatriation premium (the “Premium”).

The terms and conditions for the calculation of the Premium are established, without prejudice to subsequent modifications, as follows:

1.	The amount of the annual Premium will be based on the actual number of days spent and worked in foreign countries.

2.	The daily Premium cannot exceed a maximum amount of 40% of the Employee’s daily Total Annual Gross Remuneration (the “TAGR”), this amount being adjusted according to the destination as defined below:

Destinations	Daily Premiums
Western Europe (European Union, Switzerland...)	36% of TAGR
Eastern Europe, Middle East and Africa :	38 % of TAGR
Americas, Asia & Pacific	40% of TAGR

The TAGR is defined as the sum of the annual base salary as of January 1 of the current year plus the annual bonus at target level divided by the number of effective workdays during the year (currently 215). The Premium is explicitly excluded from this calculation.

3.	The term “day” designates any day, whether working day or holiday - with the exception of those days included in paid vacation days - spent outside of France upon request and for the direct and exclusive benefit of the Company. The term “foreign” designates any place outside of France and not under French sovereignty.

4.	A day is considered as spent in a foreign country when:

•	It is entirely spent in a foreign country. To qualify, the business trip requires the Employee to reside without interruption in one or multiple foreign countries for at least 24 hours (excluding the travel time back and forth).

•	The arrival in the foreign country must take place in the morning and the departure from the foreign country back to France must take place in the evening.

5.	Periodic internal meetings within the Company such as internal communications and training programs in a foreign country qualify for the expatriation premium.

6.	In any case, the total amount of the Premium shall not exceed Euros 70’000 per annum (the “Ceiling”). The final annual Premium will be either the result of the computation considering actual days spent in foreign countries or the Ceiling, whichever amount is the lowest.

7.	It is expected that the Employee spends 86 workdays abroad split as follows :

•	13 workdays in Western European countries (excluding France),

•	4 workdays in Eastern Europe, Middle East or Africa,

•	69 workdays in America, Asia or Pacific.

8.	The Premium is paid monthly from January to November as an advance. The monthly advance amounts to Euros 7’900 gross. In December, the Employee shall submit a report summarizing the days spent in foreign countries split per destination which shall be the basis for the determination of the final annual Premium and the year-end reconciliation of the advances as follows:

If the Employee qualifies for a lower Premium than paid as an advance, excess payments shall be reimbursed by the Employee to the Company no later than December 31 of the current year.

If the Employee qualifies for a higher Premium than paid as an advance, the Company will pay the outstanding balance within the limit set above in paragraph 6 with the December payroll.

9.	The Employee should keep proofs of his business trips retaining all appropriate documentation such as boarding passes, hotel bills or any other document which would substantiate his presence on a foreign soil.

10.	Given the fact that the Premium is exempt from the French income tax, French tax authorities has the right to verify that the Employee fulfills all conditions. The Company is under no circumstances responsible in case of a challenge by the French tax authorities of the exemption of the Premium and it is the Employee’s sole responsibility to keep record of his travels for this purpose along with all substantiating documents connected with such trips.

11.	The Company reminds the Employee that :

The French tax administration currently has a right to audit any personal tax situation with tree years in arrears. Should the tax administration’s challenge be upheld, the Premium will be taxed as remuneration and late payment interest will be due by the Employee.

The Premium remains subject to employee and employer French social security withholding, including “CSG” and “CRDS”, if the individual is affiliated to the French social security regime.

Tax formalities will have to be fulfilled by the Employee upon filing of a French tax return as the Premium has to be taken into account for the determination of the French effective tax rate applicable to the Employee’s income.

12.	This agreement will enter into effect on October 1st, 2012 for a 3 months period. One month before expiration, the Company may decide to extend the agreement for a further period of 12 months and to revise then the conditions for determining and paying the Premium.

So that the documents are established in good order, the Employee shall return to the Company two copies of this agreement duly signed and preceded in hand-written form by the phrase « Read and Approved »

Established in three originals

Paris, le 15 octobre 2012

/s/ Anne Simorre
Anne Simorre

/s/ Géraud-Marie Lacassagne
Géraud-Marie Lacassagne

/s/ Jean Mortier
Jean Mortier